Exhibit 3.20

CERTIFICATE OF MERGER

of

TRIDENT MERGER SUB INC.

into

TRIQUINT SEMICONDUCTOR, INC.

Under Section 251 of the General Corporation Law of the State of Delaware

TriQuint Semiconductor, Inc. hereby certifies that:

1. The name and state of incorporation of each of the constituent corporations are:

(a) Trident Merger Sub Inc., a Delaware corporation (“Merger Sub”); and

(b) TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint”).

2. An Agreement and Plan of Merger and Reorganization has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation is TriQuint Semiconductor, Inc.

4. The certificate of incorporation of TriQuint shall be amended and restated as set forth in the Amended and Restated Certificate of Incorporation of TriQuint Semiconductor, Inc., attached hereto as Exhibit A.

5. The executed Agreement and Plan of Merger and Reorganization is on file at the surviving corporation’s offices located at 2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124.

6. A copy of the Agreement and Plan of Merger and Reorganization will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

7. The effective time and date of the merger shall be January 1, 2015, 11:58 p.m. Eastern Standard Time.

IN WITNESS WHEREOF, TriQuint has caused this certificate to be signed by an authorized officer on this 31st day of December, 2014

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Ralph G. Quinsey
Name:	Ralph G. Quinsey
Title:	Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIQUINT SEMICONDUCTOR, INC.

ARTICLE I.

The name of this Corporation is: TriQuint Semiconductor, Inc.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The registered agent in charge thereof is: Corporation Service Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The Corporation is authorized to issue one class of stock to be designated “Common Stock.” The amount of the total authorized capital stock of this corporation is 1,000 shares of $.0001 par value common capital stock. The rights and preferences of all outstanding shares of Common Stock shall be identical. The holders of outstanding shares of Common Stock shall have the right to vote on all matters submitted to vote of the stockholders of the Corporation, on the basis of one vote per share of Common Stock owned.

ARTICLE V.

The Corporation shall have perpetual existence.

ARTICLE VI.

The Corporation shall have authority to indemnify, and advance expenses to, any person who is or was a director, officer, employee or agent of the Corporation, or any constituent corporation of the Corporation (including any constituent of a constituent), or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the Corporation, or any constituent corporation of the Corporation (including any constituent of a constituent), to the fullest extent permitted by the General Corporation Law of the State of Delaware. The indemnification and advancement of expenses permitted by this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Any repeal or amendment of this Article VI shall not adversely affect any right or protection of any person existing at the time of, or increase the liability of any person with respect to any acts or omissions of such person occurring prior to, the effective date of such amendment or repeal.

ARTICLE VII.

No person who is serving or has served as a director of the Corporation shall be liable to the Corporation or to any stockholder for monetary damages for breach of any fiduciary duty of such person as a director by reason of any act or omission occurring on or after the date this Article VII first became effective. Notwithstanding the foregoing, nothing in this Article VII shall be deemed to limit or eliminate the liability of any person (i) for any breach of such person’s duty of loyalty as a director to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which such person derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall automatically be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or amendment of this Article VII shall not adversely affect any right or protection of a director or former director existing under this Article VII with respect to any act or omission occurring prior to such repeal or amendment.

2